Exhibit 99.1

June 11, 2008

Dear Fellow Shareholder,

We have enclosed important information regarding your investment in CSX.  As you decide how to vote at the CSX annual meeting of shareholders on June 25, 2008, we encourage you to review this information carefully.

CSX IS INVESTING FOR THE FUTURE TO CAPTURE GROWTH OPPORTUNITIES

As global population growth accelerates, consumption is driving unparalleled demand for energy, food and other commodities.  At the same time, domestic demographic trends, traffic congestion and increased fuel prices are making railroads more competitive and mission-critical than ever.  CSX is positioning itself to seize this opportunity and create meaningful value for all CSX shareholders through prudent strategic investments in expansion and technology.

THE FUTURE OF CSX AND YOUR INVESTMENT IS THREATENED BY THE TCI GROUP

Despite very significant growth opportunities, the TCI Group has demanded that CSX “freeze expansion capital.”  The TCI Group fails to recognize that intensive capital investment and strategic long-term planning are key to the past and future success of CSX.

We believe that the TCI Group’s opposition to CSX’s prudent plans belies its true intentions – to exit its investment in the Company and profit at the expense of all other CSX shareholders.  In addition to opposing CSX’s initiatives to capture growth opportunities, the TCI Group has consistently advocated short-sighted strategies, including demands to saddle CSX with “junk”-rated debt.  We believe the TCI Group’s agenda would impede CSX’s continued growth and deprive shareholders of significant value.

HELP ENSURE CSX CONTINUES CREATING SHAREHOLDER VALUE
AND VOTE THE WHITE PROXY TODAY

We urge you to vote FOR your Company’s highly regarded and accomplished Board of Directors.  Please use the WHITE proxy card to vote TODAY – by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.

Thank your for your continued support.

Sincerely,

On behalf of the CSX Corporation Board of Directors,
Michael J. Ward, Chairman, President and Chief Executive Officer

IMPORTANT
We urge you NOT to sign any blue proxy card sent to you by the TCI Group, not even as a protest against them.  If you have already done so, you have the legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders call toll-free:  877-750-9497

Forward-Looking Statements
This information and other statements by the company, including in the accompanying brochure, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation (“CSX”) has filed with the SEC and mailed to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.  CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.